Exhibit 99.1

Mercantile Bank Corporation Announces Retirement of President and Chief Executive Officer Robert B. Kaminski, Jr.

Mr. Kaminski intends to retire in 2024, at which time Raymond E. Reitsma is expected to be appointed President and Chief Executive Officer

GRAND RAPIDS, Mich., October 17, 2023 – The Board of Directors of Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") announced today that President and Chief Executive Officer ("CEO") Robert B. Kaminski. Jr., intends to retire effective June 1, 2024. Mr. Kaminski will remain on the Board of Directors. In conjunction with Mr. Kaminski’s retirement, Raymond E. Reitsma will be appointed President and CEO of Mercantile effective June 1, 2024. Mr. Reitsma will continue to serve in his current role as Executive Vice President and Chief Operating Officer until June 1, 2024.

Mr. Kaminski commented, “The management succession process is an ongoing responsibility which is very important to our Board, and reflects many years of thoughtful consideration about the future leadership of our company. Ray has been with Mercantile for more than 20 years, maintaining key leadership roles, including the last seven as President of our subsidiary, Mercantile Bank. We have complete confidence that Mercantile, with Ray at the helm in his new role as President and CEO, will continue fulfilling the role of trusted partner for our clients and the communities we serve, as well as adding value for our shareholders. It has been my absolute privilege to be a part of the formation of Mercantile over 26 years ago, and President and CEO for the last seven years. I look forward to continuing my association with Mercantile as a Director in the years ahead.”

Mercantile Board of Directors Chair Michael H. Price commented, “Congratulations to Bob on his retirement and his remarkable 40-year banking career! It's hard to overstate the impact he has made during his time at Mercantile, including his instrumental role in its formation in 1997. Bob's hard work and dedication have undoubtedly contributed to the pillars of Mercantile's success. His steady leadership as CEO has taken our company to new heights. It’s wonderful that Bob will now have more time for family and other interests. Mercantile is simultaneously fortunate that his wisdom and insight will still be retained as he continues his service as a Director of our company.”

Mr. Price continued, “Our Board is very pleased to appoint Ray Reitsma as Bob’s successor. Ray has been an integral part of Mercantile Bank’s success over his 20 years on the team. As Bob mentioned, succession planning has been a top priority at our company and we are very confident that Ray has the requisite skill set to continue on our legacy of success.”

Mr. Reitsma commented, “Mercantile Bank has built an incredible team in the markets in which we are privileged to work with our customer base. I am excited and honored to be of service to our team and the customers we serve.”

Mr. Reitsma was appointed President of Mercantile Bank in January 2017, Executive Vice President of Mercantile Bank Corporation in May 2018, and Chief Operating Officer of Mercantile Bank Corporation in January 2022. Mr. Reitsma joined Mercantile in 2003 as a Commercial Loan Manager and then served as Senior Lender for eight years until 2015 when he was appointed the Bank’s West Region President. Mr. Reitsma serves a number of community organizations in various capacities, including Mel Trotter Ministries, DA Blodgett Saint John’s Home and the Kent County Hospital Finance Authority. Mr. Reitsma completed his undergraduate work at Calvin University and earned his MBA from Michigan State University.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $5.2 billion and operates 45 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.” For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram and Twitter @MercBank and on LinkedIn at www.linkedin.com/company/merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; the transition from LIBOR to SOFR; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Robert B. Kaminski, Jr.	Charles Christmas
President & CEO	Executive Vice President & CFO
616-726-1502	616-726-1202
rkaminski@mercbank.com	cchristmas@mercbank.com